UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest

event reported) December 16, 2011

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	000-26076	52-1494660
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Hunt Valley, MD  21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Forward-Looking Information:

This Current Report on Form 8-K contains forward-looking information regarding, among other things, future operating results. When used, the words outlook, intends to, believes, anticipates, expects, achieves, and similar expressions are intended to identify forward-looking statements and information. Such forward-looking information is subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, whether or not we will be able to obtain the necessary approvals to close on the acquisition of Four Points and the television stations of Freedom Communications, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our indebtedness as its comes due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurance that the assumptions and other factors referred to will occur and we undertake no obligation to update such forward-looking information in the future except as required by law.

Item 1.01. Entry into a Material Definitive Agreement.

On December 16, 2011, Sinclair Television Group, Inc. (“STG”), a wholly-owned subsidiary of Sinclair Broadcast Group, Inc. (the “Company”), entered into the Third Amendment (the “Amendment”) to the Fourth Amended and Restated Credit Agreement, dated as of October 29, 2009 (as amended, the “Bank Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), the guarantors party thereto (the “Guarantors”) and the lenders party thereto.

Pursuant to the Amendment, STG raised $530.0 million of incremental term loans, which consist of an additional $372.5 million term loan added to its existing $222.5 million term loan B facility (“Term Loan B”), maturing October 2016 and priced at LIBOR plus 3.00% with a LIBOR floor of 1.00%; and an additional $157.5 million added to its existing $115.0 term loan A facility (“Term Loan A”), maturing March 2016 and priced at LIBOR plus 2.25%.  In addition, STG increased its existing revolving line of credit from $75.4 million to $97.5 million and extended the maturity of the revolving line of credit from 2013 to be coterminous with the Term Loan A maturity of March 2016.  Pricing on the revolving line of credit was reduced from LIBOR plus 4.00% with a LIBOR floor of 2.00% to LIBOR plus 2.25% without a LIBOR floor. The additional term loans, along with cash on hand and/or a draw under the revolving line of credit, will be used to fund the previously announced acquisitions of Four Points Media and the television stations of Freedom Communications which are both currently expected to close during the first quarter of 2012. Due to timing related to the closing and funding of the acquisitions, approximately $350.0 million of the new commitments is expected to be drawn on a delayed basis.  STG also amended certain terms of the Bank Credit Agreement, including increased incremental loan capacity, increased television station acquisition capacity and more flexibility under the restrictive covenants.

The Bank Credit Agreement continues to contain certain (i) restrictive covenants, including, but not limited to, restrictions on indebtedness, liens, payments, investments, mergers, consolidations, liquidations and dissolutions, acquisitions, sales and other dispositions of assets, loans and advances and affiliate transactions and (ii) financial maintenance covenants, including an interest coverage ratio, a first lien secured indebtedness ratio and a total indebtedness ratio.  The Bank Credit Agreement also continues to include affirmative covenants, representations and warranties and events of default, including certain cross-default and cross-acceleration provisions, customary for an agreement of its type.

STG’s obligations under the Bank Credit Agreement remain (i) jointly and severally guaranteed by the Guarantors, which include the Company and certain subsidiaries of the Company and (ii) secured by a first-priority lien on substantially all of the tangible and intangible assets (whether now owned or hereafter arising or acquired) of STG and the subsidiaries of STG and the Company that are Guarantors and, with respect to the Company, the capital stock of certain of its directly owned subsidiaries.

The foregoing summary does not purport to be a complete statement of the terms under the Amendment and the transactions contemplated thereby, and such summary is qualified in its entirety by reference to the Amendment, a copy of which is attached as an exhibit to this filing.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1         Third Amendment to the Fourth Amended and Restated Credit Agreement, dated as of December 16, 2011, by and among Sinclair Television Group, Inc., the guarantors party thereto, JP Morgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

99.1         Press Release dated December 16, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David R. Bochenek
	Name:	David R. Bochenek
	Title:	Vice President / Chief Accounting Officer
Dated: December 19, 2011